Exhibit 21.1

Subsidiaries of Performance Food Group Company

Name	Jurisdiction of Incorporation/Organization
AFFLINK Corporation ULC	Nova Scotia
AFFLINK Holding Corporation	Delaware
AFFLINK, LLC	Delaware
CME Transco, LLC	Delaware
Caribbean Island Food Distributors, LLC	Puerto Rico
Coda Coffee, LLC	Delaware
Continental Concession Supplies, LLC	Delaware
Core-Mark Distributors, Inc.	Georgia
Core-Mark Holding Company, LLC	Delaware
Core-Mark International, Inc.	Delaware
Core-Mark Interrelated Companies, Inc.	California
Core-Mark Midcontinent, Inc.	Arkansas
Core-Mark US, LLC	Delaware
Foodservice Purchasing Group, LLC	Virginia
Fox River Foods, Inc.	Illinois
Green Rabbit Holdings, Inc.	Delaware
Institution Food House, Inc.	North Carolina
Kenneth O. Lester Company, Inc.	Tennessee
Land Mark Products, Inc.	Iowa
Liberty Distribution Company, LLC	Arizona
Mississippi Valley Freight Service, LLC	Delaware
NDA Marketing, Inc.	Delaware
Ohio Pizza Products, LLC	Delaware
Old Hickory Logistics, LLC	Delaware
Orion Food Systems LLC	South Dakota
Performance Food Group, Inc.	Colorado
Performance Manufacturing, LLC	Delaware
Performance Transportation, LLC	Delaware
PFG Specialty Inc.	Florida
PFG Transco, Inc.	Tennessee
PFGC, Inc.	Delaware
PFST Holding Co.	Delaware
PICL Insurance Co.	South Carolina
PICL Investments, Inc.	Delaware
Preferred Popcorn De Mexico, S. de R.L. de C.V.	Mexico City
Preferred Popcorn, LLC	Delaware
Preferred Snacks, LLC	Nebraska
Reinhart Foodservice, LLC	Delaware
Reinhart Foodservice Louisiana, LLC	Louisiana
Reinhart Louisiana Holdings, LLC	Louisiana
Reinhart Transportation, LLC	Wisconsin
Sources, LLC	Delaware
Sunrise Fresh Produce, LLC	Mississippi
TF Kinnealey & Co. Inc.	Massachusetts
The Merchants Company, LLC	Mississippi
Vistar Investments I, LLC	Delaware
Vistar Transportation, LLC	Delaware